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EXHIBIT 12.1 UNIFRAX CORPORATION COMPUTATION OF RATIO OF EARNINGS TO FIXED
             CHARGES

                                                       YEAR ENDED DECEMBER 31
                                                   2000         2001         2002
                                                -------      -------      -------
                                                         (IN THOUSANDS)
Earnings from continuing operations before
     income taxes and minority interest         $11,390      $12,885      $13,553

Fixed charges
     Interest                                    11,692       12,626       12,221
     Imputed interest on operating lease
         obligations                                561          848          727
                                                -------      -------      -------
                                                 12,253       13,474       12,948

Adjusted earnings available for payment of
     fixed charges                              $23,643      $26,359      $26,501
                                                =======      =======      =======

Ratio of earnings to fixed charges                  1.9          2.0          2.0
                                                =======      =======      =======


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